                                                               Exhibit No. 12(b)

               BALTIMORE GAS AND ELECTRIC COMPANY AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS

                                                9 Months Ended                         12 Months Ended
                                               ---------------   ---------------------------------------------------------------
                                                  September       December     December     December     December     December
                                                     2002           2001         2000         1999         1998         1997
                                                 -------------    ----------   ----------  -----------  -----------  -----------
                                                                              (In Millions of Dollars)
Income from Continuing Operations
   (Before Extraordinary Loss)                 $        104.7   $      97.3 $      143.5 $      328.4 $      327.7 $      282.8
Taxes on Income                                          69.2          60.3         94.2        182.0        181.3        161.5
                                                 -------------    ----------   ----------  -----------  -----------  -----------
Adjusted Income                                $        173.9   $     157.6 $      237.7 $      510.4 $      509.0 $      444.3
                                                 -------------    ----------   ----------  -----------  -----------  -----------
Fixed Charges:
      Interest and Amortization of
         Debt Discount and Expense and
         Premium on all Indebtedness           $        108.4   $     158.8 $      186.8 $      206.4 $      255.3 $      234.2
      Capitalized Interest                                                -            -          0.4          3.6          8.4
      Interest Factor in Rentals                          0.5           0.7          0.9          1.0          1.9          1.9
                                                 -------------    ----------   ----------  -----------  -----------  -----------
      Total Fixed Charges                      $        108.9   $     159.5 $      187.7 $      207.8 $      260.8 $      244.5
                                                 -------------    ----------   ----------  -----------  -----------  -----------

Preferred and Preference
      Dividend Requirements: (1)
      Preferred and Preference Dividends       $          9.9   $      13.2 $       13.2 $       13.5 $       21.8 $       28.7
      Income Tax Required                                 6.5           8.2          8.7          7.5         12.0         16.4
                                                 -------------    ----------   ----------  -----------  -----------  -----------
      Total Preferred and Preference
         Dividend Requirements                 $         16.4   $      21.4 $       21.9 $       21.0 $       33.8 $       45.1
                                                 -------------    ----------   ----------  -----------  -----------  -----------

Total Fixed Charges and Preferred
      and Preference Dividend Requirements     $        125.3   $     180.9 $      209.6 $      228.8 $      294.6 $      289.6
                                                 =============    ==========   ==========  ===========  ===========  ===========

Earnings (2)                                   $        282.8   $     317.1 $      425.4 $      717.8 $      766.2 $      680.4
                                                 =============    ==========   ==========  ===========  ===========  ===========

Ratio of Earnings to Fixed Charges                       2.60          1.99         2.27         3.45         2.94         2.78

Ratio of Earnings to Combined Fixed
      Charges and Preferred and Preference
      Dividend Requirements                              2.26          1.75         2.03         3.14         2.60         2.35

(1)   Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings that would be required to meet dividend requirements on preferred stock and preference stock.

(2)   Earnings are deemed to consist of income from continuing operations
      (before extraordinary loss) that includes earnings of BGE's consolidated subsidiaries, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.